Northern Illinois Gas Company
                                                 Form 10-Q
                                                 Exhibit 12.01

                                      NORTHERN ILLINOIS GAS COMPANY
                     COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                               (Thousands)

                                           Twelve
                                        Months Ended
                                           June 30                    Year Ended December 31
                                            1996        1995      1994      1993       1992      1991

Earnings available to cover fixed charges:

 Net income                             $  97,314    $  85,448 $  93,078 $  94,935  $  91,239 $  91,368

 Add:  Income taxes                        57,619       49,881    50,958    52,890     49,578    47,664

       Fixed charges                       42,040       39,400    37,729    40,960     41,648    40,969

       Allowance for funds used
         during construction                 (719)        (911)     (151)      (64)      (915)     (700)

 Total                                  $ 196,254    $ 173,818 $ 181,614 $ 188,721  $ 181,550 $ 179,301


Fixed charges:

 Interest on debt                       $  38,743    $  38,129 $  36,726 $  38,949  $  39,773 $  36,270

 Other interest charges and
   amortization of debt discount,
   premium and expense, net                 3,297        1,271     1,003     2,011      1,875     4,699

 Total                                  $  42,040    $  39,400 $  37,729 $  40,960  $  41,648 $  40,969


Ratio of earnings to fixed charges           4.67         4.41      4.81      4.61       4.36      4.38
